EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) to be filed on or about December 12, 2016 pertaining to the 2010 Employee Stock Purchase Plan of Peregrine Pharmaceuticals, Inc. of our reports dated July 14, 2016, with respect to the consolidated financial statements and schedule of Peregrine Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Peregrine Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended April 30, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

December 12, 2016